Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Lear Corporation for the registration of $500,000,000 of 4.75% Senior Notes, and to the incorporation by reference therein of our reports dated February 10, 2014, with respect to the consolidated financial statements and schedule of Lear Corporation, and the effectiveness of internal control over financial reporting of Lear Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
March 14, 2014